UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      September 30, 2008

www.bmhc.com

Building Materials Holding Corporation

Delaware	001-33192	91-1834269
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200, San Francisco, CA 94111

(415) 627-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 30, 2008, we completed an amendment to our credit facility with our lenders. The amended credit facility continues to provide a $200 million revolver subject to borrowing base limitations and $340 million term loan maturing in November 2011. As of September 30, 2008, $29.2 million was outstanding under the revolver and $328.9 million was outstanding under the term loan.

Total availability under the revolver is subject to a monthly borrowing base calculation that includes 70% of certain accounts receivable, 50% of certain inventory, 25% of certain other inventory, approximately 75% of the appraised value of certain property and equipment and 50% of the appraised value of real estate. As of September 30, 2008, the borrowing base available under the revolver was greater than $200 million.

Interest rates for the revolver and term note were increased to LIBOR plus 5.25% or Prime plus 3.25%. Minimum LIBOR interest is 3.0%. In addition to the LIBOR and Prime interest rates, the term note includes an additional payment-in-kind interest or fee of 2.75% that accrues through the earlier of payoff or maturity. Additionally, the commitment fee for the unused portion of the revolver is 0.50%. Interest is to be paid monthly.

The amended credit facility also includes warrants that entitle the lenders to purchase approximately 8.75% or 2.8 million shares of our common shares at a purchase price of $0.47 per common share, the closing price on the NYSE on September 30, 2008. These warrants may be exercised through September 2015.

The amended credit facility requires monthly compliance with a minimum liquidity test and a test of adjusted earnings before interest, taxes, depreciation and amortization (monthly adjusted EBITDA) at least through 2010. If our leverage ratio is at a certain maximum as of September 30, 2010, the monthly adjusted EBITDA may be replaced with quarterly compliance with a leverage ratio and interest coverage ratio.

The amended credit facility requires proceeds from certain dispositions, income tax refunds and cash in excess of $25 million be applied to the revolver. Beginning in 2009, 75% of excess cash flow as defined is to be applied to the term note.

The amended credit facility continues to restrict our ability to incur additional indebtedness, pay dividends, repurchase shares, enter into mergers or acquisitions, use proceeds from equity offerings, make capital expenditures and sell assets. The amended credit facility is secured by all assets of our wholly-owned subsidiaries, except the assets of our captive insurance subsidiary.

We also expect to incur approximately $4.5 million of fees in connection with the amendment and these costs will be amortized over the remaining term of our credit facility.

In addition to the amendment to our credit facility, we amended our interest rate swap contracts to lower amounts and a maturity matching the credit facility. Additionally, the amount of variable rate borrowings will be ratably reduced to zero through the maturity of November 2011.

A copy of our related news release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.10.2	Second Amendment to Second Amended and Restated Credit Agreement and Waiver Dated as of September 30, 2008

99.1	News release dated September 30, 2008

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Building Materials Holding Corporation

Date: September 30, 2008	/s/ William M. Smartt
William M. Smartt
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.10.2	Second Amendment to Second Amended and Restated Credit Agreement and Waiver Dated as of September 30, 2008

99.1	News release dated September 30, 2008